Exhibit 99.1
CytRx Corporation Completes Acquisition of Innovive Pharmaceuticals, Inc.
— Near-Term Commercialization Opportunities from Innovive’s Oncology Portfolio
Complement CytRx Molecular Chaperone Pipeline and Technology Platform —
LOS ANGELES (September 22, 2008) — CytRx Corporation (Nasdaq:CYTR), a biopharmaceutical research and development company engaged in the development of high-value human therapeutics, today announced the completion of its acquisition of Innovive Pharmaceuticals, Inc. CytRx purchased Innovive for total consideration of approximately 2.6 million shares of CytRx common stock, approximately $18.3 million of future performance-based milestone earn-outs, and the assumption of Innovive’s liabilities. The acquired Innovive portfolio includes four clinical-stage oncology drug candidates, including North American and European rights to develop tamibarotene, which is already approved for the treatment of relapsed Acute Promyelocytic Leukemia (APL) in Japan. Innovive shareholders approved the acquisition at a special meeting held on Friday, September 19, 2008. The CytRx drug development pipeline now includes six drug candidates in diverse stages of clinical development.
In acquiring Innovive, CytRx’s objective was to create a balanced business model, with the potential for near-, medium-, and long-term revenue generation. CytRx enhanced its near-term revenue potential through the acquisition of tamibarotene, its most advanced drug candidate that is currently being evaluated in a registration study in the U.S., Canada, and Europe under a Special Protocol Assessment by the FDA for third-line treatment of APL. This near-term revenue prospect is complemented by CytRx’s prospective medium-term revenue-generating molecular chaperone amplifiers, arimoclomol and iroxanadine, which the Company is developing for large potential markets including ALS, stroke, and vascular diseases such as diabetic foot ulcers, and three other oncology drug candidates acquired from Innovive. CytRx’s long-term revenue generation strategy is based on its proprietary Master Chaperone Regulator Assay (MaCRA) drug discovery platform which has enabled the discovery of several drug pipeline candidates.
“In the short-term, we expect tamibarotene and our pipeline of drugs in development to drive value creation through the generation of clinical data and the potential to form strategic alliances for assets determined to be non-core to our business,” commented Steven A. Kriegsman, CytRx President and CEO. “Our vision for the future is to continue to invest in our molecular chaperone regulation technology platform as a means for generating new compounds for drug development and partnerships to drive shareholder value in the long-term.”
Kriegsman added, “We recognize that we cannot fully fund and develop every clinical compound in our portfolio to its fullest potential. Therefore, early in the fourth quarter, our management team and Board of Directors expect to complete an ongoing comprehensive strategic review of CytRx’s portfolio of assets to determine where we can maximize stockholder value while managing our financial profile, for example by potentially outlicensing certain assets to fund the development of others. When this review has been completed, the Company expects to provide an update on its plans and expected milestones,” commented Mr. Kriegsman. “As a result of the first portion of that review, we already are in the process of adding additional clinical sites to the ongoing tamibarotene study in the U.S., Canada and Europe to accelerate patient enrollment, allowing CytRx to accelerate the time to tamibarotene’s first potential New Drug Application (NDA) filing to 2010.”
“Our molecular chaperone technology platform remains a key strength for CytRx,” said Jack Barber, Ph.D., CytRx Chief Scientific Officer. “Our platform is broadly applicable to a range of therapeutic areas. Recently, CytRx has been applying molecular chaperone technology to the identification of drug candidates by adapting our proprietary MaCRA platform to identify inhibitors as well as amplifiers of chaperone activity. Because certain chaperones appear to be essential for the growth of cancer cells, CytRx’s own internal molecular chaperone-inhibiting drug candidates may form the basis of future oncology products.”
Highlights from the CytRx drug development portfolio include:
Tamibarotene (formerly known as TM-411, TOS-80T, Am-80, and INNO-507) is an orally available, rationally designed, synthetic retinoid compound which was designed to potentially avoid toxic side effects by binding to its molecular target more selectively than all trans-retinoic acid (ATRA), the current first line treatment for APL. There is a Special Protocol Assessment (SPA) in place with the FDA for a Phase 2 registration clinical trial, known as STAR-1, which is evaluating the efficacy and safety of tamibarotene as a third-line treatment for APL. The STAR-1 trial is ongoing and currently includes 30 clinical sites, 22 of which are in Europe, and one in Canada. CytRx believes that successful data from the STAR-1 trial and supporting studies, in conjunction with data from the Japanese clinical trials, will form the basis for a New Drug Application (NDA).
The FDA has granted Orphan Drug Designation and Fast Track Designation for the use of tamibarotene in patients with relapsed or refractory APL following treatment with all-trans retinoic acid (ATRA) and arsenic trioxide. The efficacy of orally-administered tamibarotene was demonstrated in two Phase 2 studies conducted in Japan in a total of 63 Japanese subjects with APL. The overall complete response rate in these subjects was 60%. In subjects experiencing their first relapse, the overall complete response rate was 81%. CytRx also retains an option to expand its licenses for the use of tamibarotene in other fields in oncology, including multiple myeloma, myelodysplastic syndrome and certain solid tumors in the U.S., and multiple myeloma, myelodysplastic syndromes and solid tumors other than hepatocellular carcinoma in Europe. APL is diagnosed in approximately 1,500 new patients in the United States annually. The near-term market opportunity for CytRx’s tamibarotene in refractory APL in the U.S. alone is estimated to approach $20 million per year - with the market opportunity for an expanded label including refractory, maintenance and front-line therapy increasing to $150 million in potential recurring revenue in the U.S. and Europe. There are currently no approved third-line treatment options for refractory APL patients.
Iroxanadine is an orally available molecular chaperone amplifier currently being developed to repair damage to endothelial cells that line the interior of blood vessels. The Company believes that mis-folded proteins caused by the cell stress associated with diabetes, high blood pressure, and high cholesterol can interfere with normal endothelial control of such functions as blood flow, coagulation, and inflammation. In turn, loss of normal endothelial function can lead to additional complications such as diabetic ulcers, renal failure, stroke and atherosclerosis. The Company believes that a drug that can repair disease-damaged endothelial cells could potentially have therapeutic potential for any or all of these complications.

Because iroxanadine is presumed to repair mis-folded proteins in endothelial cells, CytRx believes that it could be an ideal therapeutic for diabetic wound patients who often suffer from endothelial damage causing a loss of control of blood flow. An open label Phase 2 trial in Europe indicated improved vascular endothelial function in subjects with damage caused by chronic high blood pressure, nearly doubling the elasticity of patients’ arteries. A Phase 2 clinical study is planned for the United States in the first half of 2009, subject to FDA clearance. The current diabetic foot ulcer market is approximately 2 million patients. The Company further believes that a demonstration of iroxanadine’s putative ability to repair disease-damaged endothelial cells in diabetics could potentially attract partnering opportunities with large pharmaceutical companies for the other complications believed to be caused by endothelial dysfunction, including atherosclerosis.
INNO-406 (formerly known as NS-187) is a potent, orally available, rationally designed, dual Bcr-Abl and Lyn-kinase inhibitor that is currently being planned as a third line treatment for patients with Chronic Myeloid Leukemia (CML) or certain forms of Acute Myeloid Leukemia (AML) that are refractory or intolerant of other approved treatments. An international Phase 1 dose-ranging safety clinical trial has recently been completed. Once the data from this clinical trial are analyzed, the results will be announced and the Company anticipates evaluating options for a possible Phase 2 protocol with the FDA in CML. INNO-406 has been granted Orphan Drug Status for the treatment of Philadelphia chromosome-positive (Ph+) CML by the FDA.
INNO-206 (formerly DOXO-EMCH) is a prodrug of the commonly prescribed chemotherapeutic doxorubicin and was designed to reduce adverse events by controlling release and preferentially targeting the tumor. In a Phase 1 study, doses were administered at up to six times the standard dosing of doxorubicin without an increase in observed side effects over those historically seen with doxorubicin. Objective clinical responses were seen in patients with sarcoma, breast and lung cancers. The Company anticipates evaluating options for a Phase 2 protocol with the FDA.
INNO-305, a cancer vaccine immunotherapeutic, also known as WT1 (Wilm’s Tumor Antigen 1) heteroclitic peptide immunotherapy, is in a Phase 1 clinical trial for the treatment of subjects with diseases that preferentially express WT1 such as acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS) as well as subjects with non-small cell lung cancer (NSCLC) and mesothelioma. INNO-305 was designed to have a unique ability among WT1 peptide cancer immunotherapeutics to stimulate both CD8 and CD4 T-cells which may result in a more robust immune response.
Arimoclomol is being evaluated as a treatment for Amyotrophic Lateral Sclerosis (ALS, or Lou Gehrig’s disease) and stroke recovery. In January of 2008, CytRx announced that the Company’s arimoclomol Phase 2 ALS clinical study was placed on hold by the FDA pending additional data and preclinical toxicology studies. Arimoclomol has completed seven Phase 1 and two Phase 2 clinical trials and began a Phase 2b clinical trial without any significant adverse events in patients. The hold is related to preclinical toxicology safety studies, and additional toxicology studies are underway.
CytRx Oncology Expertise
Collectively, CytRx’s management and its Board of Directors have brought numerous oncology drugs to market. The senior managers and directors of CytRx who hold significant oncology experience include: Joseph Rubinfeld, Ph.D., a director since July

2002 and world-renowned expert in the field of oncology, who was one of the four initial founders of Amgen, Inc.; Max Link, Ph.D., Chairman of the Company’s Board of Directors since 1996, who served for a number of years as Chairman and CEO of Sandoz Pharma and also serves as a director of Alexion Pharmaceuticals, Inc., Celsion Corporation and Discovery Laboratories, Inc.; Jack R. Barber, Ph.D., Chief Scientific Officer, who has significant R&D experience in oncology at Immusol and Viagene, where Dr. Barber most recently served as Head of Oncology; and Shi Chung Ng, Ph.D., Senior Vice President of Research and Development, who has substantial R&D experience at companies such as Abbott and ArQule, Inc., and most recently served as Vice President of Molecular Oncology at Ligand Pharmaceuticals.
About Molecular Chaperone Regulation
CytRx is a leader in molecular chaperone regulation technology. The Company currently has three orally-administered, clinical-stage small-molecule programs and recently discovered a series of additional compounds that provide pipeline leads for additional drug candidates. The Company’s drug candidates are believed to function by regulating a normal cellular protein repair pathway through the activation or inhibition of “molecular chaperones.” Because damaged proteins are thought to play a role in many diseases, CytRx believes that activation of molecular chaperones that help to reduce the accumulation of mis-folded proteins may have therapeutic efficacy in a broad range of disease states. Similarly, CytRx believes that the inhibition of molecular chaperones that normally help protect cancer cells from toxic mis-folded proteins may result in the selective destruction of cancer cells.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. CytRx drug development pipeline includes six programs in clinical development, including tamibarotene in registration studies for the treatment of acute promyelocytic leukemia (APL). In addition to a portfolio of oncology programs, CytRx is developing two drug candidates identified using the company’s proprietary, industry leading molecular chaperone technology which aims to repair or degrade mis-folded proteins associated with disease. The Company owns and operates a research and development facility in San Diego, California. CytRx also maintains a 45% equity interest in RXi Pharmaceuticals (Nasdaq: RXII). For more information on the Company, visit www.cytrx.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the Company’s ability to achieve one or more of its objectives in undertaking the Innovive acquisition, risks relating to the time to market of any of the Company’s product candidates, risks relating to the Company’s ability to obtain funding for its product development efforts, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx’s most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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